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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


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                                    FORM 8-K
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATED OF EARLIEST EVENT REPORT): JANUARY 16, 1998

                          COMMISSION FILE NO. 33-93644


                          DAY INTERNATIONAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      Delaware                                             31-1436349
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(State or other jurisdiction of Incorporation) (IRS Employer Identification No.)

             130 WEST SECOND STREET, SUITE 1700, DAYTON, OHIO 45402
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                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                    333 WEST FIRST STREET, DAYTON, OHIO 45401
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          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


Registrant's telephone number, including area code:              (937) 224-4000

Item 1: Changes in Control of Registrant.

On January 16, 1998, affiliates of Greenwich Street Capital Partners, Inc. ("Greenwich Street") and of SG Capital Partners, LLC ("SG Capital Partners") completed the acquisition of 93.9% of the common stock of Day International Group, Inc. (the "Company"), the parent of Day International, Inc. from American Industrial Partners Capital Fund, L.P., American Industrial Partners Capital Fund II, L.P. (together, "AIP"), certain affiliates of AIP, and certain management stockholders.

The purchase price, inclusive of assumed indebtedness and certain other liabilities, was $362.5 million and was financed principally through approximately $82.0 million of equity provided by







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Greenwich Street and SG Capital Partners (the majority of which was provided by
Greenwich Street) and debt provided pursuant to two separate Credit Agreements, each with Societe Generale, as Lender, in an aggregate amount of approximately $180 million (the "Credit Agreements"). Each of the Credit Agreements allows for borrowings based on either the U.S. Prime Rate or LIBOR, at the option of borrower. One of the Credit Agreements consists of a $40 million term loan and a $20 million unused revolving line of credit, and is secured by pledges of stock of the Company to the lenders thereunder. The other Credit Agreement is a bridge loan in the amount of $140 million. In connection with the acquisition, the Company and its subsidiaries repaid all outstanding indebtedness under a credit agreement with NationsBank of Texas, N.A. and two credit facilities with the Bank of Scotland, and terminated each of these agreements.

Greenwich Street, SG Capital Partners and the management stockholders have entered into certain stockholder arrangements which provide that the board of directors of the Company will consist of five individuals, one of whom will be, so long as SG Capital Partners holds at least a five percent equity interest in the Company, designated by SG Capital Partners. The arrangements also provide for registration rights and transfer restrictions customary for transactions of this type. The exercise of the registration rights by affiliates of Greenwich Street could result in a change of control of the Company.

Day International, Inc. is one of the world's leading producers of precision engineered rubber products, specializing in the design and customization of components used by a broad customer base in the printing and textile industries. Day's Image Transfer business is one of the world's largest manufacturers and marketers of high-quality printing blankets and sleeves for use in the offset printing industry and its Textile Products business manufactures and markets precision engineered rubber cots, aprons and other fabricated rubber components used by the worldwide textile industry. Day International Group, Inc. is headquartered in Dayton, Ohio and has three U.S. manufacturing facilities as well as two international manufacturing facilities.

Greenwich Street Capital Partners, L.P. is a New York based private equity fund. SG Capital Partners, LLC is a private equity fund sponsored by Societe Generale.



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Item 7:  Financial Statements and Exhibits.

         (c)      Exhibits

         The following exhibits are filed herewith:

Exhibit  Description
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2.1      Stock Purchase Agreement, dated as of December 18, 1997, by and among
         Greenwich IV, LLC, GSD Acquisition Corp. and the Stockholders of Day International Group, Inc. parties thereto.

2.2 Amendment to Stock Purchase Agreement, dated as of January 16, 1998, by and among Greenwich IV, LLC, GSD Acquisition Corp. and the Stockholders of Day International Group, Inc. parties thereto.

99.1 Press release dated January 21, 1998 issued by the Registrant regarding the consummation of the acquisition by Greenwich Street and SG Capital Partners of the Day International Group, Inc.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   DAY INTERNATIONAL GROUP, INC.

Date: January 29, 1998             By: /s/ David B. Freimuth
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                                    David B. Freimuth
                                    Vice President and Chief Financial
                                    Officer (Principal Financial Officer and
                                    Principal Accounting Officer)




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